Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 14 dated June 13, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.


                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-074

                   5.00% Callable Notes due December 15, 2017

The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                               PROVISIONS RELATING TO THE NOTES

Principal Amount:         $2,877,000.00             Interest Rate:            5.00%

Price to Public:          100%                      Issuance Date:            June 16, 2005

Net Proceeds to Trust:    $2,826,653.00             Stated Maturity Date:     December 15, 2017

Agent's Discount:         1.75%                     Initial Interest Payment Date: December 15, 2005

CUSIP Number:             41659FDS0                 Interest Payment Frequency: Semi-Annually

Day Count Convention:     30/360                    Regular Record Dates:  15 days prior to any
                                                    Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                 The Survivor's Option  [X] is  [ ]  is not available
    Optional Redemption Date:                          Annual Put Limitation: $1 million or 1%
    June 15, 2007 or any Interest Payment                 Individual Put Limitation: $250,000
    Date thereafter.                                      Trust Put Limitation: N/A
    Initial Redemption Percentage: 100%
                                                    Authorized Denominations: $1,000 integral
    Annual Percentage Reduction: N/A                amounts.
    Redemption may be: [X] In whole only.
                       [ ] In whole or in part.
Securities Exchange Listing:   None.                Special Tax Considerations:  None.

Other Provisions Relating to the Notes: None.

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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405074                Interest Rate:         5.00%

Contract Payment:          $2,877,015.00            Effective Date:        June 16, 2005

Deposit Amount :           $2,826,668.00            Stated Maturity Date:  December 15,  2017
(if different from Contract Payment)
Day Count Convention:      30/360                   Initial Interest Payment Date:  December 15,
                                                    2005
Special Tax Considerations:  None.                  Interest Payment Frequency: Semi-Annually
Optional Redemption:   Yes [X] No [ ]               Survivor Option: Under the Funding
Optional Redemption Date: June 15, 2007 or          Agreement, Hartford Life Insurance Company
any Interest Payment Date thereafter.               [X] is [ ] is not required to provide the Trust
Initial Redemption Percentage: 100%                 with amounts it needs to honor valid
                                                    exercises of the Survivor's Option.
Annual Percentage Reduction:    N/A
Redemption may be:  [X] In whole only.              Other Provisions Relating to the Funding
                    [ ] In whole or in part.        Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of June 16, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-           Moody's: Aa3
                  A.M. Best: aa-                    Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of June 16, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-           Moody's: Aa3
                  A.M. Best: aa-                    Fitch: AA

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